ARTICLES OF AMENDMENT TO THE
                         ARTICLES OF INCORPORATION OF
                         NORTHERN DANCER CORPORATION
                             CHANGING ITS NAME TO
                              U.S. TRUCKING, INC.

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:  The name of the Corporation is NORTHERN DANCER CORPORATION.

     SECOND: The following amendment was adopted on August 20, 1998, by the Board of Directors, and on September 4, 1998, by a vote of the Shareholders of the Corporation, in the manner prescribed by the Colorado Business Corporation Act. The number of shares voted for the amendment was sufficient for approval.

     The FIRST Article shall be amended to read as follows:

          The name of the Corporation shall be U.S. TRUCKING, INC.

     The first paragraph of the FOURTH Article shall be amended to read as follows:

               The aggregate number of shares which this Corporation shall have the authority to issue is Seventy-five Million (75,000,000) shares of no par value each, which shares shall be designated "Common Stock"; and Ten Million (10,000,000) shares of no par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Colorado Business Corporation Act.

     THIRD: The manner, if not set forth in such amendments, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendments shall be effected, is as follows: Not applicable.

     DATED:  September 4, 1998

                                  NORTHERN DANCER CORPORATION
                                  (Changing its name to U.S. TRUCKING, INC.)


                                  By /s/ Joseph E. O'Connor
                                     Joseph E. O'Connor, President